Exhibit 99.1

Worldpay Group Limited

The audited consolidated financial statements as of December 31, 2017 and 2016 and for each of three years in the three-year period ended December 31, 2017

(formerly Worldpay Group plc)

Independent Auditors’ Report

The Board of Directors

Worldpay Group Limited

The Walbrook Building

25 Walbrook

London

EC4N 8AF

We have audited the accompanying consolidated financial statements of Worldpay Group Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated income statements, statements of comprehensive income, statements of changes in equity, and cash flow statements for each of the years in the three-year period ended December 31, 2017 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worldpay Group Limited and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

London, United Kingdom

April 3, 2018

Worldpay Group Limited

Consolidated income statement

For the years ended 31 December 2017, 2016 and 2015

	Notes	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Revenue	2a	5,070.9	4,540.8	3,963.0
Interchange and scheme fees		(3,849.7)	(3,416.6)	(2,981.3)

Net revenue	2a	1,221.2	1,124.2	981.7
Other cost of sales		(154.7)	(139.0)	(121.3)

Gross profit		1,066.5	985.2	860.4
Personnel expenses	2c	(352.4)	(340.0)	(334.5)
General, selling and administrative expenses	2d	(255.1)	(240.0)	(223.5)
Depreciation and amortisation	3b,3c	(168.0)	(128.7)	(135.5)

Operating profit		291.0	276.5	166.9
Finance income – Visa Europe	5a	100.8	271.6	195.7
Finance costs – CVR liabilities	5a	(77.0)	(161.7)	(140.9)
Finance costs – other	5a	(67.8)	(120.8)	(201.4)
Share of results of joint venture and associate	6b	(1.0)	(1.5)	(1.2)
Gain on disposal of investment and subsidiary	6b	6.9	—	—

Profit before tax	2f	252.9	264.1	19.1
Tax charge	2g	(63.7)	(132.6)	(48.9)

Profit/(loss) for the year		189.2	131.5	(29.8)

Total earnings/(loss) per share (pence)
Basic	2j	13.6	6.6	(1.8)
Diluted		13.5	6.6	(1.8)

The accompanying notes form an integral part of these financial statements.

Worldpay Group Limited

Consolidated statement of comprehensive income

For the years ended 31 December 2017, 2016 and 2015

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Profit/(loss) for the year	189.2	131.5	(29.8)
Items that are or may subsequently be reclassified to profit or loss:
Currency translation movement on net investment in subsidiary undertakings	(19.4)	63.6	1.2
Currency translation movement due to net investment hedging	(7.0)	(21.8)	(8.2)

Total comprehensive income/(loss) for the year	162.8	173.3	(36.8)

The accompanying notes form an integral part of these financial statements.

Worldpay Group Limited

Consolidated balance sheet

As at 31 December 2017 and 2016

	Notes	2017 £m	2016 £m
Non-current assets
Goodwill	3a	1,305.8	1,336.8
Other intangible assets	3b	828.6	813.6
Property, plant and equipment	3c	97.6	124.7
Investment in joint venture and associate	6b	4.6	4.3
Investment	6b	8.4	3.3
Deferred consideration – Visa Europe	5i	49.8	48.0
Financial assets – Visa Inc. preference shares	5i	279.5	192.1
Deferred tax assets	2i	5.2	4.6

		2,579.5	2,527.4

Current assets
Inventory		0.7	2.7
Trade and other receivables	4b	517.2	473.8
Scheme debtors	4a	3,107.9	1,821.8
Current tax assets	2h	16.9	10.5
Merchant float	4a	1,152.7	1,012.1
Own cash and cash equivalents	5b	767.7	714.4

		5,563.1	4,035.3

Current liabilities
Trade and other payables	4c	(425.8)	(432.5)
Merchant creditors	4a	(4,260.6)	(2,833.9)
Current tax liabilities	2h	(49.6)	(94.5)
Financial liabilities – CVR liabilities	5i	(379.5)	(302.5)
Borrowings	5c	(255.7)	(11.2)
Finance leases	5d	(15.7)	(13.8)
Provisions	4d	(280.1)	(272.8)

		(5,667.0)	(3,961.2)

Non-current liabilities
Borrowings	5c	(1,374.8)	(1,637.5)
Finance leases	5d	(11.4)	(18.5)
Provisions	4d	(1.7)	(1.3)
Deferred tax liabilities	2i	(127.2)	(112.3)

		(1,515.1)	(1,769.6)

Net assets		960.5	831.9

Equity
Called-up share capital	5f	60.0	60.0
Share premium		883.8	883.8
Own shares	5h	(30.4)	(30.6)
Capital contribution reserve	5h	38.1	38.1
Merger reserve	5h	(374.5)	(374.5)
Foreign exchange reserve		6.1	32.5
Retained earnings		377.4	222.6

Total equity		960.5	831.9

The accompanying notes form an integral part of these financial statements.

Worldpay Group Limited

Consolidated statement of changes in equity

For the years ended 31 December 2017, 2016 and 2015

	Notes	Called- up share capital £m	Share premium £m	Own shares £m	Capital contribution reserve £m	Merger reserve £m	Foreign exchange reserve £m	Retained earnings/ (deficit) £m	Total £m
At 1 January 2015		50.0	818.7	—	6.7	(374.5)	(2.3)	(690.7)	(192.1)

Loss for the year		—	—	—	—	—	—	(29.8)	(29.8)
Capital reduction	5h	—	(818.7)	—	—	—	—	818.7	—
Ordinary shares conversion	5f	(1.8)	—	—	—	—	—	—	(1.8)
Ordinary shares issuance	5f	11.8	936.0	—	—	—	—	—	947.8
IPO fees capitalised		—	(52.2)	—	—	—	—	—	(52.2)
Capital contributions received from former parent companies	5h	—	—	—	31.4	—	—	—	31.4
Dividend paid		—	—	—	—	—	—	(1.5)	(1.5)
Investment in own shares	5h	—	—	(23.7)	—	—	—	—	(23.7)
Foreign currency translation		—	—	—	—	—	1.2	—	1.2
Foreign currency translation — net investment hedging		—	—	—	—	—	(8.2)	—	(8.2)

At 31 December 2015		60.0	883.8	(23.7)	38.1	(374.5)	(9.3)	96.7	671.1
Profit for the year		—	—	—	—	—	—	131.5	131.5
Share-based payments		—	—	—	—	—	—	7.3	7.3
Dividend paid		—	—	—	—	—	—	(12.9)	(12.9)
Investment in own shares	5h	—	—	(6.9)	—	—	—	—	(6.9)
Foreign currency translation		—	—	—	—	—	63.6	—	63.6
Foreign currency translation – net investment hedging		—	—	—	—	—	(21.8)	—	(21.8)

At 31 December 2016		60.0	883.8	(30.6)	38.1	(374.5)	32.5	222.6	831.9

Profit for the year		—	—	—	—	—	—	189.2	189.2
Share-based payments		—	—	—	—	—	—	8.5	8.5
Dividend paid		—	—	—	—	—	—	(42.7)	(42.7)
Distribution of own shares	5h	—	—	0.2	—	—	—	(0.2)	—
Foreign currency translation		—	—	—	—	—	(19.4)	—	(19.4)
Foreign currency translation – net investment hedging		—	—	—	—	—	(7.0)	—	(7.0)

At 31 December 2017		60.0	883.8	(30.4)	38.1	(374.5)	6.1	377.4	960.5

The accompanying notes form an integral part of these financial statements.

Worldpay Group Limited

Consolidated cash flow statement

For the years ended 31 December 2017, 2016 and 2015

	Notes	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Cash flows from operating activities
Cash generated by operations	4e	442.1	392.4	345.7
Tax paid		(99.6)	(73.8)	(8.6)

Net cash inflow from operating activities		342.5	318.6	337.1

Investing activities
Cash received from sale of Visa Europe		—	452.8	—
Purchase of intangible assets		(155.1)	(124.6)	(148.8)
Purchases of property, plant and equipment		(35.2)	(36.2)	(30.2)
Proceeds from sale of investment and subsidiary and property	4e	9.6	—	—
Acquisitions	4e	(8.9)	(4.1)	(16.6)

Net cash (outflow)/inflow from investing activities		(189.6)	287.9	(195.6)

Financing activities
Finance costs paid		(56.4)	(55.5)	(208.7)
New finance leases		12.1	25.0	15.8
Repayment of finance lease obligations		(17.3)	(21.9)	(14.5)
Dividend income		0.9	—	—
Repayment of loan notes		—	—	(101.8)
Proceeds on issue of shares		—	—	947.8
Costs incurred for the issue of shares, taken directly to equity		—	—	(52.2)
Proceeds on new borrowings		—	—	1,895.3
Repayment of borrowings		—	(40.0)	(2,615.4)
Payment of borrowing fees		(1.2)	(2.2)	(19.6)
Equity contributions received from shareholders		—	—	31.4
Investment in own shares		—	(6.9)	(23.7)
Payment of dividend		(42.7)	(12.9)	(1.5)

Net cash used in financing activities		(104.6)	(114.4)	(147.1)

Net increase/(decrease) in own cash and cash equivalents		48.3	492.1	(5.6)

Own cash and cash equivalents at beginning of the year		714.4	165.3	168.7
Effect of foreign exchange rate changes		5.0	57.0	2.2

Own cash and cash equivalents at end of the year	5b,5e	767.7	714.4	165.3

The accompanying notes form an integral part of these financial statements.

Worldpay Group Limited

Except as otherwise noted or where context otherwise requires, references in this statement to “Worldpay,” the “Group”, the “Company,” “we,” “us” and “our” refer to Worldpay Group Limited and its subsidiaries.

Notes to the consolidated financial statements

Section 1 – Basis of preparation

This section sets out the accounting policies of Worldpay Group Limited (the ‘Company’) and its subsidiaries (the ‘Group’ and the ‘Worldpay Group’) that relate to the financial statements as a whole. Where an accounting policy is specific to one note, the policy is described in the note to which it relates.

This section also details new accounting standards that have been endorsed in the year and have either become effective in 2017 or will become effective in later periods.

These financial statements were approved by the Worldpay Board of Directors on 28 March 2018.

Note 1a

The consolidated financial statements for all periods have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the International Accounting Standards Board.

The financial statements are presented in Pound Sterling which is the Company’s functional currency. All information is given to the nearest one hundred thousand Pounds.

The financial statements are prepared on the historical cost basis except for the derivative financial instruments and certain items arising from the Visa Europe transaction, which are stated at their fair value.

Net revenue, which is defined as revenue less interchange and scheme fees, is presented on the face of the income statement as the Directors believe that this best reflects the relationship between revenue and profitability.

The Directors believe that due to the size and nature of the segments that comprise the Group it is appropriate to voluntarily report IFRS 8 ‘Operating Segments,’ in Note 2a, to provide a better understanding of the operating performance.

The Directors have decided to voluntarily adopt IAS 33 ‘Earnings per share’ in Note 2j of these financial statements.

The Group’s cash flow statement is presented excluding merchant float. Merchant float represents surplus cash balances that the Group holds on behalf of its customers when the incoming amount from the card networks precedes when the funding to customers falls due. The funds are held in a fiduciary capacity and cannot be utilised by the Group to fund its own cash requirements. The merchant float is also subject to significant period by period fluctuations depending on the day of the week a period end falls. For these reasons, the Directors have excluded the merchant float from the cash flow statement to allow a better understanding of the Group’s underlying own cash flows.

Going concern

The Group has made a profit of £189.2m in 2017 (2016: profit of £131.5m; 2015: loss of £29.8m). As at year end, the Group was in a net asset position of £960.5m (2016: £831.9m).

In considering the going concern basis for preparing the financial statements, the Directors have reviewed the Group’s trading forecasts for the 12 months from the date of approval of these accounts. These forecasts, which include detailed cash flow projections, comprise assumptions as to sales and profit performance by business unit and by month. It demonstrates the Group’s ability to operate within its current borrowing facilities.

Notwithstanding the above, however, there remains a risk that a downturn in the economy could result in the Group’s sales and profits being worse than the Directors are currently envisaging.

Note 1a

Going concern (continued)

As a result, the Directors have also reviewed forecasts which include sensitivities that make allowance for this risk. Should such a scenario arise, the Directors are confident they have adequate liquidity and covenant headroom to ensure that the Group can meet its liabilities as they fall due for the foreseeable future, a period of not less than 12 months from the date of this report.

Following the merger with Vantiv (renamed Worldpay, Inc. subsequent to the merger), the Directors do not consider that there will be a material change in the trading forecasts and cash flows used as a basis to consider whether the Group can meet its liabilities as they fall due for the foreseeable future.

Accordingly, the Directors believe that it is appropriate to prepare the financial statements on a going concern basis.

Accounting policies

Foreign exchange

The consolidated financial statements of the Worldpay Group are presented in Pound Sterling, which is the functional currency of the Company and the presentational currency of the Group.

The net assets of foreign subsidiaries are translated to Pound Sterling as follows:

•	The assets and liabilities of the entity (including goodwill and fair value adjustments on acquisition) are translated at the rate prevailing at the end of the reporting period;

•	Income and expenses are translated at the rate ruling on the date of the transaction or an appropriate average rate; and

•	Equity elements are translated at the date of the transaction and not retranslated in subsequent periods.

All exchange differences arising on consolidation are taken through other comprehensive income to the foreign currency reserve.

Foreign currency transactions are initially recorded at the rate ruling on the date of the transaction. At the end of each reporting period, foreign currency items on the balance sheet are translated as follows:

•	Non-monetary items, including equity, held at historic cost are not retranslated;

•	Non-monetary items held at fair value are translated at the rate ruling on the date the fair value was determined; and

•	Monetary items are retranslated at the rate prevailing at the end of the reporting period.

Foreign exchange gains and losses arising from the retranslation of foreign currency transactions are recognised in the income statement.

Netting

The Group is party to a number of arrangements, including master netting agreements that give it the right to offset financial assets and financial liabilities.

Where it does not intend to settle the amounts net or simultaneously, the assets and liabilities concerned are presented gross.

Own shares held in Employee Benefit Trust (EBT)

The consideration for any ordinary shares of the Company held by the EBT is deducted from equity attributable to the owners of the Company until the shares are cancelled or reissued.

On the sale or reissue of these shares, the consideration received is credited to equity, net of any directly attributable incremental costs and related tax.

The EBT purchases the Group’s shares in order to hedge the cash outflow upon the exercise of a share option or a share award.

Note 1a (continued)

Accounting developments

Impact of new accounting standards

The following standards are new, revised or include changes to existing standards which have been adopted by the Group in the year ended 31 December 2017. These have not impacted the balance sheet or reported results for the year, nor any previously reported results, but may have impacted how such results are disclosed:

•	Amendments to IAS 12 ‘Income taxes’ – clarifies how to account for deferred tax assets related to debt instruments measured at fair value;

•	Amendments to IAS 7 ‘Statement of Cash Flow’ – requires disclosures that enable evaluation of changes in liabilities arising from financing activities, including both changes arising from the cash flow and non-cash movements.

New standards and interpretations not yet adopted

The following standards are in issue but not yet effective and have not yet been adopted by the Group. The Group is in the process of completing Its final assessment of the impact of these standards following the Merger with Vantiv, Inc..

•	IFRS 9 ‘Financial Instruments’ (2009 and 2010) – will replace IAS 39 but currently only details the requirements for recognition and measurement of financial assets. The effective date for the Group is 1 January 2018.

•	IFRS 15 ‘Revenue from Contracts with Customer’ – replaces IAS 18, ‘Revenues’, and introduces a five step approach to revenue recognition based on performance obligations in customer contracts. The effective date for the Group is 1 January 2018.

•	Clarifications to IFRS 15 ‘Revenue from Contracts with Customers’ - provides further clarification on a number of points including recognition of licence revenue; application of the control principle to assess whether a company is a principal or an agent; and transition options. The effective date for the Group is 1 January 2018.

•	IFRS 16 ‘Leases’ – eliminates the distinction between on-balance sheet finance leases and off-balance sheet operating leases and introduces a single, on-balance sheet accounting model that is similar to current finance lease accounting. The effective date is no later than 1 January 2019, although earlier adoption is permitted only if IFRS 15 ‘Revenue from Contracts with Customers’ is also adopted.

•	Amendments to IFRS 2 ‘Share-based payment’ – improves consistency in the measurement of cash-settled share-based payments and the classification of share-based payments settled net of tax withholdings. It also includes a modification to a share-based payment from cash-settled to equity-settled. The effective date for the Group is 1 January 2018.

•	Annual improvement of IFRSs: 2014- 2016 cycle and 2015-2017 cycle.

Note 1b

Critical accounting estimates and judgements

The reported results of the Group for the financial year ended 31 December 2017 are sensitive to the accounting policies, assumptions and estimates that underlie the preparation of its financial statements.

The judgements and assumptions involved in the Group’s accounting policies that are considered by the Directors to be the most important to the portrayal of its financial condition are discussed below.

The use of estimates, assumptions or models that differ from those adopted by the Group would affect its reported results.

Fair value of Visa Europe transaction and related Contingent Value Rights (CVRs)

The Visa Europe asset was recognised in the Group’s balance sheet at 31 December 2015 as a fair value through profit and loss financial asset. On disposal on 21 June 2016, it has been derecognised from the Group’s balance sheet with the net gain on disposal recognised in ‘Finance income - Visa Europe’ in the Group’s income statement.

Note 1b

Critical accounting estimates and judgements (continued)

The preference stock received on disposal of our interest in Visa Europe has been recognised as a financial asset under the non-current ‘Financial assets – Visa Inc. preference shares’ category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in ‘Finance income – Visa Europe’ and the movement on the CVR liabilities is recognised in ‘Finance costs – CVR liabilities’ in the Group’s income statement. The value of the Visa Inc. preference shares is based on the expected conversion ratio, which will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the Litigation Management Deed (‘LMD’). Any excess of potential losses from Visa Europe interchange litigation under a Loss Sharing Agreement (‘LSA’) has been included in ‘Provisions’ within current liabilities.

When measuring the fair values of the financial asset – Visa Inc. preference shares as well as the LSA liability, the Group uses observable market data as far as possible. In order to fair value the LSA liability as at 31 December 2017, the Directors have considered a range of potential outcomes, including the likely value of the potential level of Visa Europe liabilities that the Group may be liable for, and calculated a weighted average.

The CVR liabilities have been classified as financial liabilities at amortised cost based on a re-estimation of future cash flows, with any changes being recognised in ‘Finance costs – CVR liabilities’ in the income statement.

Further details on the key assumptions made in valuing the consideration received and the CVR and LSA liabilities, together with sensitivity analysis, are provided in Note 5i.

Income and deferred taxes

The Group’s tax charge on ordinary activities is the sum of the total current and deferred tax charges calculated by reference to the legal requirements applying to each jurisdiction in which the Group operates.

As an integral part of this process, the Group applies its judgement in order to determine the tax charge applying to those matters for which the final tax treatment is considered by the Group to be uncertain.

Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences are recognised in the period in which such determination is made.

Based on the Group’s current tax position, a material change in estimates for tax purposes is not expected to occur over the next 12 month period.

Trade receivable impairment provisions

A trade receivable is impaired when there is objective evidence that, due to events since the trade receivable was created, the Group cannot recover the original expected cash flows from the trade receivable. Trade receivable impairment provisions can be either bad debt provisions or merchant potential liability provisions.

A bad debt provision represents the difference between the carrying value of the trade receivable and the present value of estimated future cash flows.

A merchant potential liability provision is required when a merchant goes into liquidation or bankruptcy and the Group is exposed to potential chargebacks. Judgement is necessary to assess the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of any financial settlement.

See Notes 4b and 4d for further information.

Section 2 – Results for the year

This section focuses on the results and performance of the Group in the financial year ended 31 December 2017.

Accounting policies

Revenue recognition

Revenue represents the consideration received or receivable from merchants for services provided. Key revenue streams that the Group reports are:

Transaction service charges relate to services provided to process transactions between the customer and an acquiring bank, which is a bank that accepts card payments from the card-issuing banks. Revenue is recognised when the transactions are successfully processed and is recognised per transaction.

Terminal rental fees are due from terminal lessees. Revenue is recognised on a straight-line basis over the term of the lease agreements.

Income from treasury management and foreign exchange services is generated from settling foreign currency transactions on behalf of customers. Revenue is recognised when the Group’s obligation in relation to the transaction is fulfilled.

Ancillary income includes fees charged per transaction for providing gateway services, fraud and risk management services, float income, and charges levied for the acceptance of alternative payments. Gateway services work in the same manner as transaction processing services, but are provided for online transactions only. Local and alternative payment services allow merchants to accept payments worldwide which do not directly involve a credit or debit card. Revenue is recognised when the transactions are successfully processed.

Cost of sales primarily consist of fees charged by card networks (e.g. Mastercard and Visa) to provide the functionality necessary to allow the processing of transactions (scheme fees) and fees from cardholder banks for the provision of services to accept card-based transactions (interchange fees). These fees arise and are recognised on each transaction processed, and as a consequence in the same period as the related revenue (being the transaction service charge).

Net revenue is revenue after deducting scheme fees and interchange fees. Other cost of sales, which mainly comprises third party commission costs and alternative payment bank fees, are recognised in the period to which they relate.

Items paid in advance or invoiced in arrears are shown as prepayments or accruals, as appropriate, on the balance sheet at the end of the year.

Note 2a

Segmental information

IFRS 8 requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the Chief Operating Decision Maker (the Executive Team) to allocate resources and assess performance. For each identified operating segment, the Group has disclosed information for the key performance indicators that are assessed internally to review and steer performance.

The Directors of the Group have presented the performance measure Adjusted EBITDA as they monitor this performance measure at a segment level and they believe this measure is relevant to an understanding of the Group’s financial performance. Adjusted EBITDA is calculated by adjusting profit for the period to exclude the impact of taxation, total finance income/(costs), depreciation, amortisation and impairment, gain on disposal of investment and subsidiary, share of results of joint venture and associate and separately disclosed items. Separately disclosed items are costs or income that have been recognised in the income statement which the Directors of the Group believe, due to their nature or size, should be excluded from the segmental analysis to give a more comparable view of the year-on-year underlying financial performance of each of the operating segments (see Note 2b). Adjusted EBITDA is not a defined performance measure in IFRS. The Group’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities.

Note 2a

Segmental information (continued)

The Group reports four segments: Global eCom, WPUK, WPUS and Corporate. Corporate principally contains central personnel costs and Group strategy and head office costs.

Year ended 31 December 2017	Global eCom £m	WPUK £m	WPUS £m	Corporate £m	Total £m
Income statement
Revenue	1,485.7	1,097.8	2,487.4	—	5,070.9
Net revenue	458.1	442.8	320.3	—	1,221.2
Adjusted EBITDA	263.4	195.9	84.4	(23.6)	520.1

Year ended 31 December 2016	Global eCom £m	WPUK £m	WPUS £m	Corporate £m	Total £m
Income statement
Revenue	1,174.6	1,027.7	2,338.5	—	4,540.8
Net revenue	386.6	438.6	299.0	—	1,124.2
Adjusted EBITDA	216.9	198.3	77.4	(25.0)	467.6

Year ended 31 December 2015	Global eCom £m	WPUK £m	WPUS £m	Corporate £m	Total £m
Income statement
Revenue	898.6	1,130.7	1,933.7	—	3,963.0
Net revenue	317.7	405.2	258.8	—	981.7
Adjusted EBITDA	184.2	179.2	62.3	(19.6)	406.1

Reconciliation of profit/(loss) for the year to Adjusted EBITDA

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Profit/(loss) for year	189.2	131.5	(29.8)
Tax charge	63.7	132.6	48.9

Profit before tax	252.9	264.1	19.1
Total finance costs	44.0	10.9	146.6
Gain on investments	(6.9)	—	—
Share of results of joint venture and associate	1.0	1.5	1.2

Operating profit	291.0	276.5	166.9
Depreciation and amortisation	168.0	128.7	135.5
Separately disclosed Items (see Note 2b)	61.1	62.4	103.7

Adjusted EBITDA	520.1	467.6	406.1

Note 2a

Segmental information (continued)

Segmental information by revenue streams

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Transaction service charges	4,501.9	4,037.7	3,508.1
Terminal rental fees	64.0	65.1	65.7
Treasury management and foreign exchange services	194.7	158.6	128.8
Ancillary income	310.3	279.4	260.4

Revenue	5,070.9	4,540.8	3,963.0

The Group’s revenue is generally consistent with the geographical locations of the operating segments, with the exception of the Global eCom business, whose revenue is derived from worldwide sources. No individual customer accounts for more than 10% of Group revenue.

Note 2b

Separately disclosed items

Separately disclosed items are costs or income that have been recognised in the income statement which the Directors believe, due to their nature or size, should be disclosed separately to give a more comparable view of the year-on-year underlying financial performance. They are presented in their relevant income statement category, but highlighted through separate disclosure. The following table gives further details of the items included.

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Affecting Adjusted EBITDA
Merger costs	(22.1)	—	—
Separation – platform costs	(15.2)	(30.2)	(33.3)
Separation – other costs	(12.1)	(17.5)	(20.1)
Costs of IPO	(1.5)	(4.9)	(35.0)
Reorganisation and restructuring costs	(3.4)	(6.0)	(6.4)
Other costs	(6.8)	(3.8)	(8.9)

Total affecting Adjusted EBITDA	(61.1)	(62.4)	(103.7)

Merger costs are mainly advisor costs incurred to date in relation to the merger and integration of Worldpay and Vantiv. Platform-related separation costs are non-capitalised costs associated with the upgrade and migration of the Group’s core systems from RBS. They are principally staff and maintenance costs and decommissioning costs payable to RBS. Other costs related to the separation from RBS principally relate to the costs of interim staff required to test and double-run systems as we ramp up to full platform launch. The IPO-related costs largely comprise the costs of the one-off share awards granted to management as part of the IPO. Reorganisation and restructuring costs are largely costs incurred in the turnaround of our WPUS business. These include consultancy fees, redundancy costs and other staff-related costs. Other costs include the costs incurred in relation to a number of M&A projects, litigation expenses and a reserve for a potential historic US compliance breach.

Note 2c

Personnel expenses

Expenses related to services rendered by employees are recognised in the year in which the service is rendered. This includes wages and salaries, social security contributions, pension contributions, bonuses, termination benefits and share-based payment charges.

Where payments of amounts due are outstanding at the end of the reporting year, an accrual is recognised. Where payments have been made in advance prior to the end of the reporting year, a prepayment is recognised.

The Group operates defined contribution pension schemes. The amounts charged to the profit and loss account in respect of pension costs and other post-retirement benefits are the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments on the balance sheet.

Key management

Key management for 2017, 2016 and 2015 comprises the Directors of Worldpay. Their emoluments are shown below.

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Short term benefits	6.8	6.4	2.6
Other long term benefits	3.2	2.2	0.3
Post employment benefits	0.4	0.4	0.2

Total	10.4	9.0	3.1

Short term benefits include base salary, taxable benefits and annual bonus. Other long term benefits comprise share awards which are subject to performance conditions. Post employment benefits relate to pension contributions.

Share-based payments

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based upon estimation of the number of shares which will eventually vest, with a corresponding increase in equity. Fair value is measured by reference to the market value of the Group’s shares, adjusted as necessary for the terms and conditions of the award, or an appropriate option pricing model, depending on the nature of the award.

The Group recognised a charge of £8.5m in 2017 (2016: £7.3m; 2015: £1.2m) for equity-settled share-based payments. Details of each of the equity-settled share-based payment plans are set out below.

Transitional award

On the date of the IPO, the Group granted a transitional share award plan to certain members of the senior management team. Shares will be given to eligible employees three years after the date of grant, subject to satisfaction of the minimum shareholding requirement and continued employment. The value of any dividends earned on the vested shares during the three years will be paid on vesting. As at 31 December 2017, 4.9m (2016: 5.9m) shares were outstanding under the scheme and a charge of £3.2m (2016: £5.6m; 2015: £1.2m) was made to the income statement. Given the one-off nature of these share awards, the costs have been classified as separately disclosed items.

Long-term incentive plans

In March 2016 and 2017, the Group issued awards under a Performance Share Plan (PSP) and a Conditional Share Plan (CSP). Both the PSP and the CSP mature three years from the grant date.

The vesting of the PSP shares is subject to satisfaction of non-market-based performance conditions and include having an additional holding period of up to two years following the end of the three year performance period. The CSP shares have no performance conditions other than continued employment within the Group. Under both plans the value of any dividends earned on the vested shares during the three years will be paid on vesting. As at 31 December 2017, the PSP had 6.8m (2016: 3.8m) and the CSP had 1.7m (2016: 0.7m) shares outstanding.

Note 2c

Personnel expenses (continued)

All employee share plans

Save As You Earn scheme (SAYE) and Employee Stock Purchase Plan (ESPP)

In 2016, the Group introduced a SAYE plan in the UK and an ESPP in the US. These two plans cover approximately 90% of our employee base and offer the opportunity for colleagues to save monthly in order to buy Worldpay Group Limited shares at a discount. The SAYE plan runs for a period of either three or five years depending on the length of contract chosen by the employee and the ESPP is run bi-annually for a six month plan period. In September 2017 the ESPP was closed. As at 31 December 2017, the SAYE scheme had 4.8m (2016: 5.5m) options outstanding and the ESPP had no options outstanding (2016: 0.2m).

The Black-Scholes option model has been used to determine the fair value of the options issued. There are no inputs which are sufficiently sensitive to there being a reasonable possibility of a material adjustment in a future period.

Employee numbers

The average number of employees during the year was:

	Year ended 31 December 2017	Year ended 31 December 2016	Year ended 31 December 2015
Global eCom	491	467	485
WPUK	1,216	1,223	1,350
WPUS	1,219	1,276	1,316
Technology	1,365	1,307	1,131
Corporate	920	822	700

Total	5,211	5,095	4,982

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Wages and salaries including redundancy costs	308.0	298.3	297.2
Pensions	17.8	17.5	14.5
Social security costs	26.6	24.2	22.8

Total personnel expenses	352.4	340.0	334.5

Note 2d

General, selling and administrative expenses

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Selling costs	14.6	14.5	12.3
Operating costs	90.6	89.3	92.2
Office costs	40.5	36.9	31.9
Administrative costs	32.3	34.0	32.0
Professional fees	46.5	28.6	22.9
Bad debt	20.7	20.8	15.5
Other	9.9	15.9	16.7

Total general, selling and administrative expenses	255.1	240.0	223.5

Note 2e

Auditor remuneration

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Fees payable to the Group’s auditor for the audit of the Group’s Annual Report and Accounts	1.1	0.9	0.8
Fees payable to the Group’s auditor and its associates for other services:
Review of Half Year financial statements	0.1	0.1	—
Other assurance services	0.8	0.2	3.3
Other non-audit services	0.8	0.4	0.1

Total	2.8	1.6	4.2

Note 2f

Profit/(loss) before tax

Profit/(loss) before tax is stated after charging:

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Interchange and scheme fees	(3,849.7)	(3,416.6)	(2,981.3)
Other cost of sales	(154.7)	(139.0)	(121.3)
Amortisation of business combination intangibles	(46.9)	(50.3)	(67.9)
Amortisation of other intangibles	(79.7)	(43.4)	(31.0)
Depreciation of property, plant and equipment	(41.4)	(35.0)	(34.4)
Operating lease costs	(20.4)	(20.0)	(18.5)
Foreign exchange losses	(6.6)	(60.5)	(5.5)
Impairment of property, plant and equipment	—	—	(0.2)
Impairment of other intangibles	—	—	(2.0)

Research and development expenditure recognised in the year ended 31 December 2017 was £35.4m (2016: £30.2m; 2015: £33.3m). This represents the amount charged to the profit and loss account in relation to the new acquiring platform.

Note 2g

Tax

Tax on the profit or loss for the year comprises current and deferred tax. Current tax, including all applicable UK and foreign taxes, is the expected tax payable on the taxable income for the year, using tax rates and bases of calculation which have been enacted or substantively enacted in the applicable jurisdiction for the current accounting year, together with any necessary adjustments to tax payable in respect of previous accounting periods. Current tax is recognised in the income statement unless it arises from a transaction recognised directly in equity, in which case the associated tax is also recognised directly in equity. Relief for foreign taxation in calculating UK taxation liabilities is taken into account where appropriate.

Note 2g

Tax (continued)

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Current taxation
UK corporation tax charge for the year	67.4	137.3	5.6
Adjustments in respect of prior periods	(23.3)	1.7	(3.8)
Foreign corporation tax charges	3.8	5.2	0.3

	47.9	144.2	2.1

Deferred taxation
Charge/(credit) for the year	15.1	(1.5)	37.2
Adjustments in respect of prior periods	9.3	2.2	10.2
Effect of rate changes	(8.6)	(12.3)	(0.6)

	15.8	(11.6)	46.8

Tax charge for the year	63.7	132.6	48.9

The current tax adjustments in respect of prior periods primarily comprises differences arising from the assumptions made in prior year tax accounting compared to the submitted tax returns, principally in respect of R&D claims for the Group which were larger than initially expected and tax relief for capital expenditure not eligible for R&D relief. The deferred tax adjustments in respect of prior periods primarily relates to an election made on submission of tax returns to change the tax treatment of software included within intangible fixed assets.

The Group is mainly exposed to tax in the UK, US and Netherlands. The actual tax charge differs from the expected tax charge computed by applying the average UK corporation tax of 19.25% (2016: 20.00%; 2015: 20.25%) as follows:

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Expected tax charge at UK corporation tax rate of 19.25% (2016: 20.00%; 2015: 20.25%)	48.7	52.8	3.9
Non-deductible items	14.6	11.3	16.0
Visa Europe non-deductible CVR obligations (see Note 5i)	19.7	75.3	28.2
Adjustments in respect of prior periods	(23.3)	1.7	(3.8)
Non-taxable income	(0.3)	(0.8)	(1.4)
Effect of different statutory tax rates of foreign jurisdictions	2.6	1.9	(6.3)
Effect of current year changes in statutory tax rates	(8.6)	(12.3)	(0.5)
Deferred tax adjustments in respect of prior periods	9.3	2.2	10.2
Deferred tax on intangible assets	—	—	(5.0)
Deferred tax assets not recognised	1.0	0.5	7.6

Actual tax charge for the year	63.7	132.6	48.9

The adjusted effective tax rate (ETR) has decreased from the prior year to 21.6% (2016: 25.1%; 2015: 26.4%). This decrease in ETR represents the continued fall in tax rate for the UK, where the majority of the Group’s profits are generated. The ETR remains higher than the UK statutory rate of 19.25% due to profits in overseas territories with higher taxation rates, mainly US (35%) and the Netherlands (25%), along with non-deductible costs, and uncertain tax provisions relating primarily to transfer pricing uncertainties and estimates. The ETR is expected to continue to reduce in future years as a result of the decrease in the UK and US statutory rate.

The effect of different statutory tax rates of foreign jurisdictions includes credit amounts related primarily to the submission of tax returns in material jurisdictions. These submitted tax returns include updated transfer pricing methodology not reflected in the tax provisions previously recorded.

Note 2h

Current tax assets/(liabilities)

Provisions established for uncertain items are made using a best estimate of the tax expected to be paid, based on a qualitative assessment of all relevant information and management’s judgement. The Group reviews the adequacy of these provisions at the end of each reporting period and adjusts them based on changing facts and circumstances.

	31 December 2017 £m	31 December 2016 £m
Current tax assets	16.9	10.5
Current tax liabilities	(49.6)	(94.5)

	(32.7)	(84.0)

Note 2i

Deferred tax

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

Deferred tax charges and credits are recognised in the income statement unless they arise from a transaction recognised directly in equity, in which case the associated deferred tax is also recognised directly in equity.

Deferred tax assets and liabilities are analysed in the consolidated balance sheet, after offset of balances within entities and tax jurisdictions, as follows:

	31 December 2017 £m	31 December 2016 £m
Deferred tax assets	5.2	4.6
Deferred tax liabilities	(127.2)	(112.3)

	(122.0)	(107.7)

The Group has an unrecognised deferred tax asset of £9.6m (2016: £8.1m) which relates to losses carried forward. The deferred tax asset on the tax losses has not been recognised due to uncertainty over future utilisation.

There is also an unrecognised deferred tax asset of £47.3m (2016: £45.6m) in relation to the Loss Share Agreement with respect to the Visa Europe transaction. The deferred tax asset has not been recognised as, depending on the timing of the final resolution on the indemnity position, the availability of tax relief will be conditional on HMRC accepting a concessionary treatment.

Note 2i

Deferred tax (continued)

Deferred tax assets and liabilities, before offset of balances within entities and tax jurisdictions, are as follows:

	Accelerated capital allowances £m	Provisions/ other £m	Intangibles £m	Losses £m	Visa Europe £m	Total £m
At 1 January 2016	(8.3)	(24.4)	(99.5)	—	—	(132.2)
Reclassification of deferred tax balances	(10.2)	16.6	18.3	14.5	(39.2)	—
Reclassification to current tax	—	15.1	0.1	(3.5)	—	11.7
Credit/(charge) to income statement	3.8	4.1	7.8	(10.7)	6.6	11.6
Foreign exchange rate impact	(2.5)	(0.1)	(1.5)	5.3	—	1.2

At 31 December 2016	(17.2)	11.3	(74.8)	5.6	(32.6)	(107.7)

Credit/(charge) to income statement	2.0	(14.2)	12.8	(1.5)	(14.9)	(15.8)
Foreign exchange rate impact	0.8	(0.6)	0.8	0.5	—	1.5

At 31 December 2017	(14.4)	(3.5)	(61.2)	4.6	(47.5)	(122.0)

The deferred tax balance is analysed as follows:
Deferred tax asset	0.8	12.6	—	4.6	—	18.0
Deferred tax liability	(15.2)	(16.1)	(61.2)	—	(47.5)	(140.0)

At 31 December 2017	(14.4)	(3.5)	(61.2)	4.6	(47.5)	(122.0)

The deferred tax assets in relation to the Visa Europe disposal and the losses have been presented in separate categories from 2016 onwards, resulting in a reclassification of deferred tax balances in the table above.

Factors affecting future tax charges

The main rate of UK corporation tax will reduce from 19% to 17% on 1 April 2020. In addition, reductions in the US corporation tax rate were enacted in 2017 and the main rate of US corporation tax was reduced from 35% to 21% effective from 1 January 2018. Deferred tax on temporary differences and tax losses as at the balance sheet date is calculated at the substantively enacted rates at which the temporary differences and tax losses are expected to reverse.

Note 2j

Earnings per share

Basic earnings/(loss) per share amounts are calculated by dividing the profit/(loss) attributable to shareholders of Worldpay Group Limited by the weighted average number of ordinary shares in issue during the financial year.

Diluted earnings/(loss) per share amounts are calculated by dividing the profit/(loss) attributable to shareholders of Worldpay Group Limited by the weighted average number of ordinary shares in issue during the financial year adjusted for the effects of potentially dilutive options. The dilutive effect is calculated on the full exercise of all potentially dilutive ordinary share options granted by the Group, including performance-based options which the Group considers to have been earned.

When a loss is recognised during a financial period, a basic loss per share rather than a basic earnings per share will be recognised. The dilutive effects will not be considered in calculating the diluted loss per share as this would reduce the loss per share.

	Year ended 31 December 2017	Year ended 31 December 2016	Year ended 31 December 2015
Total profit/(loss) for the year (£m)	189.2	131.5	(29.8)
Weighted average number of shares for (millions):
Basic	1,987.7	1,988.2	1,690.5
Diluted	1,995.8	1,992.8	1,691.0
Total basic earnings/(loss) per share	13.6	6.6	(1.8)
Total diluted earnings/(loss) per share	13.5	6.6	(1.8)

Section 3 – Non-current assets

This section shows assets used by the Group to generate revenue and profits. These assets include customer relationships, brands, computer software and goodwill. The Group’s physical assets are also shown in this section.

Note 3a

Goodwill

Goodwill arising on the acquisition of a business represents any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, less any non-controlling interest. Goodwill is carried at the cost established at the date of acquisition of the business less accumulated impairment losses, if any, and is not amortised.

£m
Cost
At 1 January 2016	1,275.3
Foreign exchange impact	61.5

At 31 December 2016	1,336.8

Foreign exchange impact	(31.0)

At 31 December 2017	1,305.8

Net book value
At 31 December 2017	1,305.8
At 31 December 2016	1,336.8

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units (CGU) to which goodwill has been allocated. The value in use calculations are performed at least annually and require the Directors to estimate the future cash flows expected to arise from the CGU and a suitable discount rate in order to calculate present value.

The corporate planning process includes the preparation of the annual budget as well as the Group’s long-term strategic plan. The strategic plan provides medium to long-term direction for the Group and is reviewed on an annual basis. It includes a five-year outlook for the business including management’s view on the future achievable growth in market share and the capital expenditure required to achieve it. The cash flows included in the strategic plan are used for the value in use calculations.

Key assumptions used in the value in use calculation are:

	CAGR in sales	CAGR in costs	Terminal growth rate	Discount rate
31 December 2017	7.1-16.4%	3.4-6.9%	2.0%	8.0-10.0%
31 December 2016	6.1-16.5%	4.6-8.3%	2.0%	8.0-10.0%

The growth rates and discount rates for the WPUK and WPUS CGUs are at the lower end of the ranges, with the Global eCom growth rate and discount rate being at the upper end of the ranges. CAGR is the compound annual growth rate.

The sensitivity of goodwill carrying values to reasonably possible changes in key assumptions has been performed. No changes produce a significant movement in the carrying value of goodwill allocated to a CGU and therefore no sensitivity analysis is presented. Given the low risk of impairment and significant headroom available, the Directors do not believe that the key assumptions by CGU are material to the financial statements and therefore deem it appropriate to disclose the key assumptions at a summary level only.

Should the value in use be lower than the carrying value, the resultant impairment loss is first allocated to goodwill, then to the remaining assets of the CGU pro rata based on their carrying amount. No asset is impaired below its own recoverable amount. The impairment loss is recognised immediately in separately disclosed items in the income statement. Impairment losses on goodwill cannot be reversed in subsequent periods.

Note 3a

Goodwill (continued)

The carrying value of goodwill allocated to cash-generating units is as follows:

	31 December 2017 £m	31 December 2016 £m
Global eCom	268.5	269.2
WPUK	716.7	716.8
WPUS	320.6	350.8

	1,305.8	1,336.8

Note 3b

Other intangible assets

Intangible assets acquired in a business combination and recognised separately from goodwill include brands and customer relationships. These are initially recognised at their fair value at the acquisition date. Subsequently, they are reported at cost less accumulated amortisation and impairment losses, if any.

Amortisation is recognised on a straight-line basis over the estimated useful economic life. The estimated useful economic lives and the amortisation method are reviewed at the end of each reporting period, with any changes being accounted for on a prospective basis.

The useful lives applied by the Group are:

Customer relationships	3 to 20 years
Brands	7 to 10 years
Computer software	3 to 10 years

The weighted average useful life of customer relationships and brands are 13 years and 8 years respectively.

Note 3b

Other intangible assets (continued)

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognised as intangible assets. These costs include directly attributable employee costs. However, any costs incurred in the research phase or as maintenance are expensed as incurred.

	Business combination intangibles		Computer software £m	Total £m
	Customer relationships £m	Brands £m
Cost
At 1 January 2016	760.3	25.6	480.7	1,266.6
Additions	—	—	161.6	161.6
Transfer from property, plant and equipment	—	—	8.5	8.5
Disposals	—	—	(1.5)	(1.5)
Foreign exchange impact	31.1	2.6	20.3	54.0

At 31 December 2016	791.4	28.2	669.6	1,489.2

Additions	—	—	134.3	134.3
Transfer from property, plant and equipment	—	—	15.1	15.1
Disposals	(15.8)	—	—	(15.8)
Foreign exchange impact	(5.7)	(1.4)	(13.0)	(20.1)

At 31 December 2017	769.9	26.8	806.0	1,602.7

Accumulated amortisation
At 1 January 2016	(361.9)	(13.1)	(172.2)	(547.2)
Charge for the year	(47.5)	(2.8)	(43.4)	(93.7)
Disposals	—	—	1.3	1.3
Foreign exchange impact	(25.7)	(0.9)	(9.4)	(36.0)

At 31 December 2016	(435.1)	(16.8)	(223.7)	(675.6)

Charge for the year	(44.7)	(2.2)	(79.7)	(126.6)
Disposals	15.8	—	—	15.8
Foreign exchange impact	4.1	0.2	8.0	12.3

At 31 December 2017	(459.9)	(18.8)	(295.4)	(774.1)

Net book value
At 31 December 2017	310.0	8.0	510.6	828.6
At 31 December 2016	356.3	11.4	445.9	813.6

At 31 December 2017, £103.5m (2016: £291.5m) of intangible assets under the course of construction are shown within computer software. These assets are not yet being amortised.

Note 3c

Property, plant and equipment

Property, plant and equipment includes terminals, leasehold improvements and computers and office equipment.

Property, plant and equipment is initially recognised at cost. Cost includes all expenditure directly attributable to bringing the asset to the location and working condition for its intended use. Subsequent measurement of property, plant and equipment is at cost less accumulated depreciation and impairment losses.

Subsequent expenditure is capitalised only when it is probable that it will give rise to future benefits, i.e. maintenance expenditure is excluded but enhancement costs that meet the criteria are capitalised.

Note 3c

Property, plant and equipment (continued)

Property, plant and equipment is depreciated to its residual value over its useful life on a straight-line basis. Estimates of the useful life and residual value, as well as the method of depreciation, are reviewed as a minimum at the end of each reporting period. Any changes are classified as a change in accounting estimate and so are applied prospectively.

Depreciation rates for each category of property, plant and equipment are as follows:

Terminals	3 to 5 years
Leasehold improvements	5 to 20 years
Computers and office equipment	3 to 5 years

Depreciation begins when the asset is ready for use and ceases on disposal of the asset, classification as held for sale or the end of its useful life, whichever is the sooner.

The gain or loss on disposal is the difference between the net proceeds received and the carrying amount of the asset.

	Terminals £m	Leasehold improvements £m	Computers and office equipment £m	Total £m
Cost
At 1 January 2016	87.9	10.3	140.5	238.7
Transfer to intangible fixed assets	—	—	(8.5)	(8.5)
Additions	23.1	0.9	18.3	42.3
Disposals	(9.2)	—	(3.1)	(12.3)
Foreign exchange impact	0.2	0.1	7.6	7.9

At 31 December 2016	102.0	11.3	154.8	268.1

Transfer to intangible fixed assets	—	—	(15.1)	(15.1)
Additions	17.0	1.6	14.9	33.5
Disposals	—	(0.6)	(1.8)	(2.4)
Foreign exchange impact	—	(0.2)	(3.8)	(4.0)

At 31 December 2017	119.0	12.1	149.0	280.1

Accumulated depreciation
At 1 January 2016	(56.8)	(4.0)	(55.6)	(116.4)
Charge for the year	(15.4)	(0.9)	(18.7)	(35.0)
Disposals	9.2	—	2.9	12.1
Foreign exchange impact	(0.2)	—	(3.9)	(4.1)

At 31 December 2016	(63.2)	(4.9)	(75.3)	(143.4)

Charge for the year	(19.5)	(0.6)	(21.3)	(41.4)
Disposals	—	0.4	1.5	1.9
Foreign exchange impact	—	—	0.4	0.4

At 31 December 2017	(82.7)	(5.1)	(94.7)	(182.5)

Net book value
At 31 December 2017	36.3	7.0	54.3	97.6
At 31 December 2016	38.8	6.4	79.5	124.7

Note 3c

Property, plant and equipment (continued)

When assets under the course of construction become available for use, they are analysed as to whether the initial classification as either computers and office equipment within property, plant and equipment, or computer software within intangible assets remains most appropriate. For assets brought into use in 2017, it was determined that the most appropriate classification was computer software for £15.1m of such assets (2016: £8.5m) and these have been allocated accordingly.

At 31 December 2017, £10.4m (2016: £49.8m) of assets under the course of construction are shown within computers and office equipment. These assets are not yet being depreciated.

The net book value of assets held under finance leases at 31 December 2017 for terminals is £27.2m (2016: £28.4m) and for computers and office equipment is £4.0m (2016: £9.5m).

Terminals are leased by the Group to third-party merchants under operating leases. The future minimum lease rental receivables from operating leases are as follows:

Terminal rentals due in:	31 December 2017 £m	31 December 2016 £m
Less than one year	24.0	25.2
One to five years	4.2	5.9

Total	28.2	31.1

Impairment of non-current assets

The Group assesses its other intangible assets and property, plant and equipment for indicators of impairment at least annually. If such indicators exist, the recoverable amount of the asset or its CGU when the asset does not generate largely independent cash flows, is estimated. The recoverable amount is the higher of the fair value less costs of disposal and the value in use. Value in use is the present value of the future cash flows from the asset or the CGU, discounted at the appropriate pre-tax rate.

The Group recognises any impairment loss resulting from these reviews in separately disclosed items in the income statement. Impairment losses, except those arising on goodwill, may be reversed in subsequent periods. However, the revised carrying value of the asset may not exceed the carrying value had the original impairment not arisen. An exercise was undertaken to ascertain whether there were any indicators of impairment of the intangible assets and property, plant and equipment. This review determined that there were no indicators of impairment in the year ended 31 December 2017 (the assessment in 2016 also determined no indicators of impairment).

Note 3d

Capital commitments

As at 31 December 2017, there were commitments for capital expenditure contracted for, but not incurred, of £0.5m (2016: nil), principally relating to computer software.

Section 4 – Trading assets and liabilities

This section shows the assets used to generate the Group’s trading performance and the liabilities incurred as a result.

Note 4a

Merchant float, scheme debtors and merchant creditors

Merchant float, scheme debtors and merchant creditors represent intermediary balances arising in the merchant settlement process.

Merchant float represents surplus cash balances that the Group holds on behalf of its customers, when the incoming amount from the card networks precedes when the funding to customers falls due. The funds are held in a fiduciary capacity. They are excluded from the Group cash flow statement to provide greater clarity over the Group’s own cash movements.

Scheme debtors consist primarily of:

•	The Group’s receivables from the card networks for transactions processed on behalf of customers, where it is a member of that particular network;

•	The Group’s receivables from the card networks for transactions where it has (by exception) funded customers in advance of receipt of card association funding; and

•	Other net receivables from the card networks.

Merchant creditors consist primarily of:

•	The Group’s liability to customers for transactions that have been processed but not yet funded by the card franchises, where it is a member of that particular network;

•	The Group’s liability to customers for transactions for which it is holding funding from the sponsoring bank under the sponsorship agreement but has not funded customers on behalf of the sponsoring bank; and

•	Merchant reserves and the fair value of the Group’s guarantees of cardholder chargebacks. These are amounts held as deposits from customers, either from inception of Worldpay’s working relationship with them, or accrued throughout the relationship due to payment issues arising or potential chargebacks.

Note 4b

Trade and other receivables

Trade and other receivables are initially recognised at fair value in the year to which they relate. They are subsequently held at amortised cost, less any provision for bad or doubtful debts. Provisions for bad or doubtful debts are presented net with the related receivables on the balance sheet. Trade receivables primarily include amounts due from merchants for services provided to process transactions between the cardholder and an acquiring bank.

	31 December 2017 £m	31 December 2016 £m
Trade receivables	381.2	352.5
Accrued income	80.5	70.9
Prepayments	33.5	33.7
Other receivables	22.0	16.7

Total	517.2	473.8

Note 4b

Trade and other receivables (continued)

The trade receivables balance can be further analysed as follows:

	31 December 2017 £m	31 December 2016 £m
Gross trade receivables	434.8	387.4
Impairment provisions	(53.6)	(34.9)

Net trade receivables	381.2	352.5

The movement in the impairment provision can be further analysed as follows:

	31 December 2017 £m	31 December 2016 £m
At 1 January	(34.9)	(38.0)
Additional provision in the year	(23.6)	(21.4)
Released	2.9	0.6
Utilised in the year	2.1	24.2
Foreign exchange	(0.1)	(0.3)

At 31 December	(53.6)	(34.9)

Impaired receivables are analysed as follows:

	31 December 2017 £m	31 December 2016 £m
Cost of impaired receivables	58.3	38.2
Impairment provision	(53.6)	(34.9)

Net impaired receivables	4.7	3.3

Trade receivables of £58.1m (2016: £55.1m) were between zero and three months past due at the balance sheet date but not considered impaired.

Note 4c

Trade and other payables

Trade and other payables are recognised initially at fair value in the period to which they relate. They are subsequently held at amortised cost using the effective interest rate method. They are derecognised when payment has been made.

	31 December 2017 £m	31 December 2016 £m
Trade payables	149.8	160.4
Accruals	196.7	174.5
Other liabilities	71.7	92.0
Deferred income	7.6	5.6

Total	425.8	432.5

Note 4d

Provisions

The Group recognises a provision for a present obligation resulting from a past event when it is probable that it will be required to transfer economic benefits to settle the obligation, and the amount of the obligation can be estimated reliably.

Onerous contracts are recognised immediately as a provision. The amount recognised is the excess of the unavoidable costs of the contract over any expected economic benefits arising from the contract. Dilapidation provisions represent the liabilities incurred to date in order to restore the leased properties to their original state at the end of the lease terms.

Restructuring provisions are only recognised when there is a detailed plan of the restructure that has been communicated to those impacted and the proposed restructure is sufficiently imminent to mean that it is unlikely any significant changes will be made to the plan. The provision recognised includes costs that are directly attributable to the restructure and excludes any costs on ongoing activities, such as relocation or training of staff and marketing costs.

	Loss Share Agreement £m	Merchant potential liabilities £m	Reorganisation and restructuring £m	Deferred and contingent consideration £m	Onerous lease provision and dilapidations £m	Other £m	Total £m
At 1 January 2016	—	(0.1)	(1.2)	(2.6)	(0.8)	(4.0)	(8.7)
Utilised in the year	—	—	0.9	2.5	—	4.4	7.8
Released	—	—	0.1	—	0.1	1.1	1.3
Additions	(241.4)	(2.9)	—	—	(0.6)	(0.9)	(245.8)
Foreign exchange	(27.1)	—	(0.2)	(0.5)	(0.1)	(0.8)	(28.7)

At 31 December 2016	(268.5)	(3.0)	(0.4)	(0.6)	(1.4)	(0.2)	(274.1)

Utilised in the year	—	9.6	1.2	0.1	—	0.2	11.1
Additions	—	(7.6)	(0.7)	—	(0.4)	—	(8.7)
Foreign exchange	(10.0)	—	(0.1)	—	—	—	(10.1)

At 31 December 2017	(278.5)	(1.0)	—	(0.5)	(1.8)	—	(281.8)

	31 December 2017 £m	31 December 2016 £m
Current	(280.1)	(272.8)
Non-current	(1.7)	(1.3)

Total	(281.8)	(274.1)

The provision for Loss Share Agreement relates to the Visa Europe transaction. Details can be found in Note 5i.

Merchant potential liabilities are projected chargebacks anticipated to be incurred in future periods in relation to merchant accounts where any related trade receivable balance has already been fully provided (Note 4b). Whilst there is uncertainty over the timing to settle the provision of £1.0m, it is anticipated this will be substantially resolved within the next 12 months.

Contingent consideration is recognised when relevant criteria in the purchase agreements are met. The utilisation of the deferred and contingent consideration provision in the year relates to payments for the acquisition of Cobre Bem which was acquired in a previous period.

Note 4e

Note to cash flow statement

Cash and cash equivalents comprises cash and demand deposits with banks, together with short-term highly liquid investments that are readily convertible to known amounts of cash and subject to insignificant risk of change in value. Merchant float is excluded from the cash flow statement.

The table below reconciles the profit for the year before tax to cash generated by operations:

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Operating activities
Profit before tax	252.9	264.1	19.1

Adjustments for:
Amortisation of intangible assets (see Note 3b)	126.6	93.7	100.9
Depreciation of property, plant and equipment (see Note 3c)	41.4	35.0	34.6
Foreign exchange losses/(gains)	11.7	5.5	(10.1)
Gain on disposal of investment and subsidiary	(6.9)	—	—
Profit on sale of assets	—	—	(0.8)
Share of results of joint venture and associate (see Note 6b)	1.0	1.5	1.2
Finance costs	44.0	10.9	146.6

Net cash inflow from operating activities before movements in working capital	470.7	410.7	291.5

Increase in trade and other receivables	(53.8)	(50.7)	(9.5)
Increase in trade and other payables	27.5	33.8	63.2
(Decrease)/Increase in provisions	(2.3)	(1.4)	0.5

Cash generated by operations	442.1	392.4	345.7

Proceeds from sale of investment and subsidiary and property

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Proceeds from sale of investment and subsidiary (see Note 6b)	9.0	—	—
Proceeds from sale of property	0.6	—	—

Proceeds from sale of investment and subsidiary and property	9.6	—	—

Acquisitions

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Investment in joint venture (see Note 6b)	(1.9)	(2.0)	(3.2)
Payment for contingent consideration	(0.3)	(2.1)	(13.4)
Investment in equity securities (see Note 6b)	(6.7)	—	—

Acquisitions	(8.9)	(4.1)	(16.6)

Section 5 – Financing and equity

This section details the Group’s debt and the related financing costs. It also shows the Group’s capital.

Note 5a

Finance income/(costs)

	Year ended 31 December 2017 £m	Year ended 31 December 2016 £m	Year ended 31 December 2015 £m
Finance income – Visa Europe shares	—	—	195.7
Net gain on disposal of financial assets – Visa Europe	—	207.0	—
Fair value gain on Visa Inc. preference shares	129.0	4.3	—
Dividend income on Visa Inc. preference shares	3.0	1.7	—
Foreign exchange (losses)/gains	(31.2)	58.6	—

Finance income – Visa Europe (see Note 5i)	100.8	271.6	195.7

Finance costs – CVR liabilities (see Note 5i)	(77.0)	(161.7)	(140.9)

Effective interest on borrowings	(47.5)	(51.9)	(119.8)
Effective interest on finance leases	(2.0)	(1.7)	(1.1)
Loans notes – interest	—	—	(12.1)
Costs associated with refinancing	—	—	(44.7)
Amortisation of banking facility fees	(5.0)	(4.7)	(11.9)
Fair value gains/(losses)	—	2.1	(0.6)
Foreign exchange losses	(6.6)	(60.5)	(5.5)
Other finance costs	(6.7)	(4.1)	(5.7)

Finance costs	(67.8)	(120.8)	(201.4)

Note 5b

Net debt

	Own cash and cash equivalents[1] £m	Senior bank borrowings £m	Senior unsecured notes £m	Finance leases £m	Total £m
At 1 January 2016	165.3	(1,195.8)	(365.6)	(29.2)	(1,425.3)
Cash flows	492.1	75.2	15.7	(1.4)	581.6
Finance costs	—	(36.5)	(15.4)	(1.7)	(53.6)
Fair value gains	—	1.9	0.2	—	2.1
Other non-cash flows	—	(3.9)	(0.8)	—	(4.7)
Exchange movements	57.0	(65.4)	(58.3)	—	(66.7)

At 31 December 2016	714.4	(1,224.5)	(424.2)	(32.3)	(966.6)

Cash flows	48.3	35.1	16.3	7.2	106.9
Finance costs	—	(31.2)	(16.3)	(2.0)	(49.5)
Other non-cash flows	—	(4.1)	(0.9)	—	(5.0)
Exchange movements	5.0	35.0	(15.7)	—	24.3

At 31 December 2017	767.7	(1,189.7)	(440.8)	(27.1)	(889.9)

1	Own cash and cash equivalents at 31 December 2017 includes £368.5m (2016: £401.4m) held in relation to the CVR holders.

Note 5c

Borrowings

The Group classifies its borrowings between senior bank borrowings and senior unsecured notes. Both are held at amortised cost using the effective interest method.

Borrowing costs directly attributable to the acquisition or construction of a qualifying asset are capitalised to form part of the cost of that asset. Capitalisation starts when the asset is actively being built or prepared for use and suspended when developed activities stop.

Interest accruals and other costs related to borrowings are shown as finance costs in the income statement. The effective interest calculation on senior and subordinated borrowings includes capitalised finance costs.

The Group’s borrowings at 31 December 2017 comprised a £248.4m three-year Term Facility (Facility 1), a £900m five-year Term Facility (Facility 2) and €500m 3.75% senior unsecured notes due in 2022. The rates of interest on the term facilities are LIBOR based plus a margin dependent on leverage. The maximum margin for Facility 1 is 2.00% and 2.50% for Facility 2. The Group also has access to a £500m revolving credit facility (RCF) which was increased from £200m in May 2017.

Following the Merger with Vantiv, Inc. the Facility 1 and both Facility 2 debt facilities were all repaid on 16 January 2018 and replaced with unsecured internal loan notes with repayment due in 2025 and interest accruing at 4.58%. The RCF was cancelled and replaced with access to the Worldpay Inc. group RCF.

	Senior bank borrowings £m	Senior unsecured notes £m	Total £m
Current	(9.1)	(2.1)	(11.2)
Non-current	(1,215.4)	(422.1)	(1,637.5)

At 31 December 2016	(1,224.5)	(424.2)	(1,648.7)

Current	(253.6)	(2.1)	(255.7)
Non-current	(936.1)	(438.7)	(1,374.8)

At 31 December 2017	(1,189.7)	(440.8)	(1,630.5)

The key terms on the Group’s senior bank borrowings are as follows:

Facility	GBP £m	CCY	Repayment type	Coupon rate
Facility 1	248.2	GBP	Bullet	LIBOR + 1.50%
Facility 2	573.7	GBP	Bullet	LIBOR + 2.00%
Facility 2	370.2	USD	Bullet	LIBOR + 2.00%
RCF	(2.4)	GBP	Revolver	LIBOR + 2.00%
Senior unsecured notes	440.8	EUR	Bullet	3.75%

Total	1,630.5

Undiscounted cash outflow to repay the Group’s borrowings, including future interest payments to the relevant maturity dates, are disclosed below.

Cash outflow due in:	£m
2018	290.8
2019	45.9
2020	1,033.0
2021	16.6
2022	443.8

Total	1,830.1

Note 5d

Lease arrangements

Leases are classified as either operating or finance leases. Classification depends on the substance of the lease transaction rather than the legal form of the lease agreement. Where substantially all of the risks and rewards of ownership lie with the lessee, the lease is classified as a finance lease. All other arrangements identified as leases are considered to be an operating lease.

Finance leases

Where the Group is the lessee of a finance lease, it recognises both the leased asset and a finance lease liability. The asset is amortised or depreciated over its useful life or the lease term, whichever is the shorter. The finance lease liability is unwound over the life of the lease at the rate implicit in the lease.

A sale and leaseback transaction is one where an asset is sold to a third party and immediately leased back. Where the leaseback is a financial lease, the gain or loss is deferred and recognised over the life of the lease on a straight-line basis. For operating leasebacks, profit or loss is recognised either immediately or over the life of the lease, depending on the values of the sale and lease relative to fair value.

Finance lease liabilities are payable as follows:

	2017			2016
	Future minimum lease payments £m	Interest £m	Present value of minimum lease payments £m	Future minimum lease payments £m	Interest £m	Present value of minimum lease payments £m
Less than one year	16.5	(0.8)	15.7	14.9	(1.1)	13.8
One to five years	11.8	(0.4)	11.4	19.1	(0.6)	18.5

	28.3	(1.2)	27.1	34.0	(1.7)	32.3

The Group enters into leasing arrangements for certain tangible fixed assets, with the majority of finance leases have a lease term of three years.

For the current financial period the average effective borrowing rate was 3.9% (2016: 4.9%).

Interest rates are fixed at the contract date and all finance lease obligations are denominated in Sterling. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Group’s obligations under finance leases are secured by the lessors’ rights over the leased assets.

Operating lease arrangements

Operating lease income/expense is taken to the income statement on a straight-line basis. Any lease incentives are spread over the life of the lease.

At 31 December 2017, the Group had obligations to make non-cancellable operating lease payments as follows:

	2017		2016
	Land and buildings £m	Office equipment £m	Land and buildings £m	Office equipment £m
Less than one year	19.9	0.1	19.6	0.1
One to five years	60.4	0.2	61.3	—
After five years	55.5	—	69.2	—

Total	135.8	0.3	150.1	0.1

Note 5e

Financial instruments

On initial recognition, financial assets and liabilities are classified into the relevant category and recognised at fair value. Their subsequent measurement, at either fair value or amortised cost, is dependent upon their initial classification.

Amortised cost is calculated using the effective interest rate method. Individual non-derivatives and their treatment are explained in their separate notes.

Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, there is a legally enforceable right to set off the recognised amounts. Financial assets are derecognised when the Group transfers the financial asset, or the contractual rights expire. Financial liabilities are derecognised when the obligation is discharged, cancelled or expires.

The Group operates net investment hedges, using foreign currency borrowings. The effective portion of the foreign exchange gain or loss on retranslation of the hedging instrument is taken to the foreign currency translation reserve. Any ineffective portion is recognised immediately in the income statement. If the hedged investment is disposed of then any balance held in reserves is recycled to the income statement.

In the current year, a loss of £7.0m (2016: loss of £21.8m; 2015: loss of £8.2m) was taken to the foreign exchange reserve in relation to net investment hedging.

The Group enters into derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risks, including foreign exchange forward contracts, interest rate swaps and cross-currency swaps. Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently re-measured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship.

The Group’s financial assets and liabilities are as follows:

Financial assets

	31 December 2017 £m	31 December 2016 £m
Trade receivables	381.2	352.5
Other receivables	22.0	16.7
Own cash and cash equivalents	767.7	714.4
Financial assets – Visa Inc. preference shares (see Note 5i)	279.5	192.1
Deferred consideration – Visa Europe (see Note 5i)	49.8	48.0

Total	1,500.2	1,323.7

Financial liabilities

	31 December 2017 £m	31 December 2016 £m
Trade payables	(149.8)	(160.4)
Other liabilities	(71.7)	(92.0)
Finance leases	(27.1)	(32.3)
Borrowings	(1,630.5)	(1,648.7)
Financial liabilities – CVR liabilities (see Note 5i)	(379.5)	(302.5)

Total	(2,258.6)	(2,235.9)

Note 5e

Financial instruments (continued)

Market risk

Market risk is the risk that changes in foreign exchange rates and interest rates will affect the Group’s income. The objective of market risk management is to manage and control market risk exposures within acceptable parameters.

The Group’s activities expose it primarily to the financial risk of changes in foreign currency exchange rates and interest rates.

Market risk exposures are measured using sensitivity analysis.

Foreign currency risk management

The Group operates throughout the world, with major operations in the United Kingdom, Europe and the US.

Foreign currency risk is managed at a Group level, focusing on two distinct areas: Group assets and liabilities and customer transactions (relating to the Group’s payment business).

Financial assets

	31 December 2017 £m	31 December 2016 £m
GBP	303.6	258.9
EUR	570.2	607.1
USD	593.5	411.5
Other	32.9	46.2

	1,500.2	1,323.7

Financial liabilities

	31 December 2017 £m	31 December 2016 £m
GBP	(899.4)	(940.1)
EUR	(823.4)	(730.2)
USD	(482.7)	(520.3)
Other	(53.1)	(45.3)

	(2,258.6)	(2,235.9)

Customer transactions

Receipts from the card networks generally match merchant payments in each currency. Where there is a difference in settlement currency, the time between receipt and settlement is generally limited to a small number of days. Given the short-term nature of these balances there is no material gross credit, liquidity, foreign exchange or market risk associated with them. Therefore, these balances, i.e. merchant float, scheme debtors and merchant creditors, are excluded from this note.

Note 5e

Financial instruments (continued)

Foreign currency sensitivity analysis

The sensitivity analysis below details the impact of a 1% strengthening in the Group’s significant currencies against Sterling, applied to the net monetary assets or liabilities of the Group.

31 December 2017 (£m)	EUR	USD	Other
Monetary assets	570.2	593.5	32.9
Monetary liabilities	(823.4)	(482.7)	(53.1)

Net monetary (liabilities)/assets	(253.2)	110.8	20.2

Currency impact (£m)	(2.5)	1.1	(0.2)

31 December 2016 (£m)	EUR	USD	Other
Monetary assets	607.1	411.5	46.2
Monetary liabilities	(730.2)	(520.3)	(45.3)

Net monetary liabilities	(123.1)	(108.8)	0.9

Currency impact (£m)	(1.2)	(1.1)	0.0

The following significant exchange rates versus Sterling applied during the year and the prior year:

	Average		Reporting date
	2017	2016	2017	2016
EUR	1.14	1.23	1.13	1.17
USD	1.29	1.36	1.35	1.23

Interest rate risk management

The Group is exposed to cash flow interest rate risk on borrowings and cash balances held at variable rates and mismatches on maturities between borrowings and cash, resulting in variable interest cash flows.

Cash held at variable rates offsets risk arising from changing interest rates on the Group’s borrowings.

Interest rate sensitivity analysis

	EUR		GBP		USD		Other
	31 December 2017 £m	31 December 2016 £m	31 December 2017 £m	31 December 2016 £m	31 December 2017 £m	31 December 2016 £m	31 December 2017 £m	31 December 2016 £m
Own cash and cash equivalents	546.3	576.8	42.6	36.5	144.9	64.8	33.9	36.3
Merchant float	208.0	223.4	754.4	575.8	108.7	(39.4)	81.6	252.3
Borrowings	(440.8)	(424.2)	(819.4)	(819.7)	(370.3)	(404.8)	—	—

Net variable rate assets/(liabilities)	313.5	376.0	(22.4)	(207.4)	(116.7)	(379.4)	115.5	288.6

A 1% increase in interest rates would result in:

•	An incremental increase of 0.73% (2016: 0.74%) on debt costs, as the senior unsecured notes have a fixed interest rate of 3.75%.

•	An increase of 1.00% in float income arising from cash balances receiving floating rate interest.

The net impacts of the above would be increased costs of £7.4m (2016: £8.3m increase in costs).

Note 5e

Financial instruments (continued)

The Group’s Sterling senior bank debt at 31 December 2017 does not have a floor rate (no floor rate as at 31 December 2016).

Credit risk management

Credit risk arises from the failure of a merchant or partner bank or alternative payments provider to meet its obligations in accordance with agreed terms.

The Group does not believe it has a material credit risk in relation to amounts owed to us by the card networks as our contracts state we are only liable to settle to merchants on our receipt of those funds.

In circumstances where funds to merchants have been settled prior to receipt of those funds from the card networks a credit risk would arise. This risk is deemed to be extremely remote as these funds are generally settled within two days and thus it would require the sudden collapse of at least one significant card issuer without any State intervention.

The Group regularly monitors and assesses counterparty and non-performance risk and our most significant network and bank partners are either State owned or have investment grade ratings.

Liquidity risk management

The Group’s liquidity risk management focuses on two distinct areas; own cash and settlement cash for customers (relating to the Group’s payment business).

Own cash

The Group is committed to ensuring it has sufficient liquidity to meet its payables as they fall due.

This is achieved by holding significant cash balances and maintaining sufficient committed headroom. As at 31 December 2017, the Group had own cash balances of £767.7m (2016: £714.4m) of which £368.5m (2016: £401.4m) is held in relation to CVR holders. Available headroom under its revolving credit facility is £500.0m (2016: £200.0m).

Settlement cycle

The Group has a short-term settlement cycle where card networks (predominantly Visa and Mastercard) remit cash and the Group pays merchants from these remittances within three days.

The majority of funds are received prior to remittance to the merchant, resulting in significant cash balances relating to the settlement cycle. The Group has an Intra-Day Agreement Facility of £1.6bn to ensure payments can be processed whilst awaiting card network remittances.

Note 5f

Share capital

	Nominal value £	Number of shares	Par value £m
Total ordinary shares in issue at 31 December 2016 and at 31 December 2017	0.03	2,000,000,000	60.0

At 31 December 2017, all ordinary shares are fully paid up at par.

The holders of ordinary shares are entitled to dividends and one vote per share at meetings of the Company.

Note 5g

Capital resources

The Group’s capital consists of equity, comprising issued share capital, share premium, capital contribution and retained earnings. The regulated entities within the Group are required to maintain minimum regulatory capital. This ensures the Company has sufficient capital resources for the activities required to undertake payment services.

The capital employed in the Company, together with the reserves, ensure that a buffer to the minimum regulatory capital requirement is achieved.

During the IPO process, £38.1m was received from the former parent companies to fund various share award schemes the Group granted.

The acquisition of Ship Luxco 2 S.à r.l. and its subsidiaries was accounted for using the principles of reverse acquisition accounting. The Merger reserve was calculated as the difference between the cash paid by the Company to acquire Ship Luxco 2 S.à r.l. and its group and the capital of Ship Luxco 2 S.à r.l. on initial acquisition, which occurred in a previous period.

Note 5h

Other equity

The Group introduced a number of share based award schemes in 2017 and 2016 with details of the awards found in Note 2c. In 2017 the Group has started to distribute shares as part of these awards after purchasing its own shares in 2016 in order to hedge the cash outflow upon the vesting of the schemes.

The movement in own shares can be analysed as follows:

	2017 Number	2016 Number	2017 £m	2016 £m
At 1 January	12,364,808	9,866,475	30.6	23.7
Distribution of own shares	(85,811)	—	(0.2)	—
Additions	—	2,498,333	—	6.9

At 31 December	12,278,997	12,364,808	30.4	30.6

Note 5i

Visa Europe

Disposal of Visa Europe shares

On 21 June 2016, the Group disposed of its interest in Visa Europe to Visa Inc. and received a mixture of cash and non-cash consideration valued at €1,051.3m. The consideration is made up of €589.7m up-front cash, €405.4m of Series B preferred stock in Visa Inc. and €56.2m deferred cash which will be paid in three years. €547.5m of the up-front cash consideration and all of the preferred stock may be reduced by any final settlement of potential liabilities relating to ongoing interchange-related litigation involving Visa Europe. On disposal of the Visa Europe shares, the Group, along with the other former members of Visa Europe, entered into a Litigation Management Deed (LMD). Under this arrangement, potential losses from Visa Europe interchange litigation will be set against the preferred stock, through adjusting the ratio of conversion to ordinary stock. A Loss Sharing Agreement (LSA) entered into by Worldpay, along with the ten other largest UK members of Visa Europe, provides a second level of protection to Visa Inc., capped at the €547.5m of up-front cash consideration.

Contingent Value Rights (CVRs)

The holders of the CVRs (a separate class of shares in the Company) are entitled to 90% of the net post-tax proceeds of the disposal in accordance with the terms of the CVRs (subject to the Company’s right of retention), with Worldpay retaining 10% of the net proceeds. The settlement of the CVR liabilities could take up to 12 years depending on the settlement of the claims under the LSA.

The CVRs are non-voting and are not convertible into ordinary shares. Given the nature of the CVRs, they are classified as financial liabilities recognised initially at fair value and subsequently at amortised cost, with the gain or loss recognised in ‘Finance costs – CVR liabilities’ in the Group’s income statement.

Accounting treatment

Consideration from disposal of Visa Europe shares

‘Own cash and cash equivalents’, includes £368.5m (2016: £401.4m) in relation to the CVR holders. The deferred cash consideration has been included in non-current ‘Deferred consideration – Visa Europe’. All balances have been revalued to period end rates in the Group balance sheet as at 31 December 2017.

The preference stock received on disposal of our interest in Visa Europe has been recognised as a financial asset under the non-current ‘Financial assets – Visa Inc. preference shares’ category. It has been recognised at fair value initially and has been classified as fair value through profit and loss. Subsequent movements on the fair value of the preferred stock are recognised in ‘Finance income – Visa Europe’ and the movement on the CVR liabilities is recognised in ‘Finance costs – CVR liabilities’ in the Group’s income statement. The value of the Visa Inc. preference shares is based on the expected conversion ratio, which will be adjusted by Visa Inc. based on the potential losses from Visa Europe interchange litigation under the LMD. Any excess of the potential losses from Visa Europe interchange litigation under the LSA has been included in ‘Provisions’ within current liabilities.

When measuring the fair values of the financial asset – Visa Inc. preference shares as well as the LSA liability, the Group uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Visa Inc. preference shares are classified as Level 3 as the valuation is dependent upon both the value of Visa Inc. ordinary shares, which have a quoted price, and the conversion ratio which will be adjusted for potential losses from Visa Europe interchange litigation under the LMD, for which there are no identical transactions with regularly available market prices. The LSA liability is classified as Level 3 due to the lack of identical transactions with regularly available market prices.

Note 5i

Visa Europe (continued)

In order to fair value the Visa Inc. preference shares and the LSA liability as at 31 December 2017, the Directors have considered all new information available to them since the 2016 Annual Report and Accounts was published including public announcements and disclosures made by Visa Inc. The Visa Inc. 10Q for the year ended 30 September 2017 stated that they do not expect the total damages sought in the outstanding claims that have been issued to be less than one billion dollars. The Directors have considered a range of potential outcomes, including the likely value of the potential level of losses from Visa Europe interchange litigation that the Group may be liable for, and calculated a weighted average and have concluded that the estimates and assumptions applied to the LMD and LSA should remain consistent with the prior year.

It is reasonably possible that, if the Visa Europe interchange litigation progresses within the next financial year and more information becomes available about the likely value of the potential losses, changes in assumptions determining the fair value could require a material adjustment to the carrying amount of the Visa Inc. preference shares and the LSA liability. The uncertainties inherent in the determination of the fair value of the Visa Inc. preference shares and the LSA liability will not be resolved until the obligations under the LMD and LSA are extinguished which is dependent upon final resolution of all related claims.

CVR liabilities

The CVR liabilities have been classified as financial liabilities at amortised cost based on a re-estimation of future cash flows, with any changes being recognised in ‘Finance costs – CVR liabilities’ in the income statement.

Conclusion

Based on the above, the following has been recognised in the Group’s financial statements:

	31 December 2017 £m	31 December 2016 £m	31 December 2015 £m
Balance sheet
Non-current assets
Deferred consideration – Visa Europe	49.8	48.0	—
Financial assets – Visa Inc. preference shares	279.5	192.1	—

Current assets
Dividend receivable	1.1	—	—
Financial assets Visa Europe shares	—	—	195.7
Own cash and cash equivalents*	418.0	446.5	—

Current liabilities
Current tax liabilities	(0.7)	(49.4)	—
Provisions	(278.5)	(268.5)	—
Financial liabilities – CVR liabilities	(379.5)	(302.5)	(140.9)
Deferred tax liabilities	(47.5)	(32.6)	(39.2)

Net assets	42.2	33.6	15.6

*	Includes £368.5m of cash in relation to the CVR holders (2016: £401.4m).

Note 5i

Visa Europe (continued)

	31 December 2017 £m	31 December 2016 £m	31 December 2015 £m
Income statement
Finance income – Visa Europe shares	—	—	195.7
Net gain on disposal of financial assets – Visa Europe	—	207.0	—
Fair value gain on Visa Inc. preference shares	129.0	4.3	—
Foreign exchange (losses)/gains	(31.2)	58.6	—
Dividend income on Visa Inc. preference shares	3.0	1.7	—
Finance costs – CVR liabilities	(77.0)	(161.7)	(140.9)

Profit before tax	23.8	109.9	54.8
Tax	(15.2)	(91.9)	(39.2)

Profit after tax	8.6	18.0	15.6

Sensitivity analysis

The fair value of the ‘Financial assets – Visa Inc. preference shares’ and the LSA provisions are sensitive to the significant unobservable inputs. At the reporting date a 5% swing in the valuation of the potential losses from Visa Europe interchange litigation under the LMD and the LSA, one of the significant unobservable inputs, holding other inputs constant would result in a change in the valuation of the disposal of £22.5m and an impact on profit after tax of £2.5m (after adjusting for the change in the CVR liabilities of £20.2m).

Section 6 – Group composition – subsidiaries, acquisitions and disposals

This section shows the Group’s subsidiaries, details about subsidiaries the Group has acquired during the year and prior years and details about any subsidiaries that have been disposed of during the year and prior years.

Consolidation

The consolidated financial statements incorporate the financial statements of Worldpay Group Limited and entities controlled by it (its subsidiaries).

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition and up to the effective date of disposal, as appropriate.

Total comprehensive income of subsidiaries is attributed to the owners of Worldpay Group Limited and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

The year-end assets and liabilities of the entities are consolidated with those of Worldpay Group Limited and presented in the consolidated balance sheet.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the IFRS policies used by the Group and for any fair value adjustments required on consolidation.

All intra-Group balances, income and expenses and the effect of any intra-Group profits on the balance sheet are eliminated in full on consolidation.

Note 6a

Investments in subsidiaries

An entity is classified as a subsidiary of the Group when the Group has control over that entity, either through majority shareholding or other means.

Acquisitions

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value; it includes cash, other assets transferred and any contingent consideration due to the former owners of the acquiree. Acquisition-related costs are recognised in the income statement as incurred. The identifiable assets acquired and the liabilities assumed are recognised at their fair value as at the acquisition date.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and any non-controlling interest over the fair value of the net identifiable assets acquired, liabilities assumed plus any existing interest in the business acquired. If the consideration transferred is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised immediately in profit or loss as a gain on a bargain purchase.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete.

Those provisional amounts are adjusted during the following reporting period, or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

Disposals

When the Group ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognised in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

On 31 May 2017 100% of the share capital of Worldpay Sweden AB with net assets of £0.6m was sold to GVC holdings plc for £1.

Non-controlling interests

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets.

Note 6a

Investments in subsidiaries (continued)

The Group has the following subsidiaries:

	Country of incorporation	Nature of business	Registration numbers for UK companies	Ordinary shares held %
UK subsidiaries

Worldpay (UK) Limited[1]	England	Provision of terminal card payment clearing services	07316500	100
Worldpay Limited[1]	England	Provision of online card payment clearing services	03424752	100
Payment Trust Limited*[1]	England	Online payments clearing	03447368	100
Ship Midco Limited*[1]	England	Holding company servicing Group debt	07330127	100
Ship Holdco Limited*[1]	England	Holding company	07329558	100
Worldpay Finance plc*[1]	England	Holding company	07392739	100
Worldpay eCommerce Limited*[1]	England	Holding company servicing Group debt	07357615	100
Worldpay AP Limited[1]	England	Provision of alternative card payment clearing services	05593466	100
YESPay International Limited*[1]	England	Provision of innovative all in one solutions for payment processing	04509853	100
Tayvin 346 Limited*[1]	England	Support YESpay International Limited	05671088	100
Yes-Secure.com Limited*[1]	England	Support YESpay International Limited	06785381	100
Worldpay Latin America Limited*[1]	England	Provision of approval technology and other card payment services to merchants	09086632	100
Worldpay Governance Limited*[1]	England	Corporate secretary of UK subsidiaries	10809085	100
Overseas subsidiaries

Worldpay Limited[2]	Jersey	Holding company		100
Ship Luxco 2 S.à r.l.[3]	Luxembourg	Holding company		100
Ship Luxco 3 S.à r.l.[3]	Luxembourg	Holding company		100
WorldPay US, Inc.[4]	USA	Provision of terminal card payment clearing services and ATM services		100
Worldpay US Holdco Inc.[5]	USA	Holding company		100
Worldpay Inc.[5]	USA	Holding company		100
Ship US Holdco, Inc.[4]	USA	Holding company		100
Worldpay (HK) Limited[6]	Hong Kong	Provision of approval technology and other card payment services to merchants		100
Worldpay B.V.[7]	The Netherlands	Provision of terminal and online card payment clearing services		100
YESpay IT services (India) Private Limited8	India	Support YESpay International Limited		100
EBOT IT Services Private Limited9	India	Support YESpay International Limited		100
Enviado Transacciones Sociedad Limitada10	Spain	Support Worldpay AP Limited		100
Envoy Services Bulgaria Limited[11]	Bulgaria	Support Worldpay AP Limited		100
Envoy Services South Africa (Pty) Limited[12]	South Africa	Support Worldpay AP Limited		100

Note 6a

Investments in subsidiaries (continued)

	Country of incorporation	Nature of business	Registration numbers for UK companies	Ordinary shares held %
Envoy Services Denmark APS[13]	Denmark	Support Worldpay AP Limited		100
Envoy Services Pty Limited[14]	Australia	Support Worldpay AP Limited		100
Canadian Envoy Technology Services Limited[15]	Canada	Support Worldpay AP Limited		100
Envoy Services OU16	Estonia	Support Worldpay AP Limited		100
Worldpay Canada Corporation[17]	Canada	Research and development		100
Worldpay Pte[18]	Singapore	Distribution of Worldpay TM e-commerce solutions		100
Worldpay K.K.[19]	Japan	Provision of card payment clearing services		100
Bibit Payments K.K.[20]	Japan	Provision of approval technology and other card payment services to merchants		100
Bibit Secure Internet Payments Inc.[21]	USA	Provision of approval technology and other card payment services to merchants		100
Worldpay S.A.R.L.[22]	France	Provision of approval technology and other card payment services to merchants		100
Bibit Spain S.L.[23]	Spain	Provision of approval technology and other card payment services to merchants		100
Worldpay do Brasil Processamento de Pagamentos Ltda[24]	Brazil	Provision of alternative card payment clearing services		100
Worldpay Pty Ltd[25]	Australia	Provision of terminal card payment clearing services		100
Worldpay Holdings Brasil Participacoes Ltda[24]	Brazil	Holding company		100
Worldpay Marketing Consulting (Shanghai) Co. Limited[26]	China	Sales organisation		100

Registered office:

1	The Walbrook Building, 25 Walbrook, London EC4N 8AF
2	44 Esplanade, St Helier, Jersey, JE4 9WG
3	4 Rue Jean-Pierre Probst, L-2352, Luxembourg
4	201 17TH Street NW, Suite 1000, Atlanta GA 30363, USA
5	450 Sansome Street, 14 Floor, San Francisco CA 94111, USA
6	36/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong
7	Claude Debussylaan 16, 1082 MD, Amsterdam, Netherlands
8	L-2A Hauz Khas Enclave, New Delhi, 110016, India
9	9th Floor, STP-I, Crystal IT Park-1, Khandwa Road, Indore (M.P.), 452001, India
10	Paseo de la Castellana 8, 5° Dcha, 28046, Madrid, Spain
11	2 Tsar Osvoboditel Blvd., 1000 Sofia, Bulgaria
12	Block B, Bradford House, 12 Bradford Road, Bedfordview, South Africa
13	c/o Beierholn, Gribskovvej 2, 2100 København Ø, Denmark
14	c/o TMF Corporate Services (Aust) Pty Limited, Level 16, 201 Elizabeth Street, Sydney NSW 2000, Australia
15	c/o TMF CANADA PAYROLL INC., 204-275 Fell Avenue, North Vancouver BC V7P3RS, Canada
16	Ahtri tn 6a, T allinna linn, Harju maakond, 10151, Estonia
17	1134, Grande Allée Ouest, bureau 600, Québec G1S 1E5, Canada
18	80 Raffles Place, #28-03, UOB Plaza, Singapore, 48624, Singapore
19	3rd Floor, Sanno Park Tower, 11-1, Nagatacho 2-chome, Chiyoda-ku, Tokyo, Japan
20	2579-16 Morigane, Hitachiomiya-shi, Ibarakiken 319-3102, Japan

Note 6a

Investments in subsidiaries (continued)

21	160 Greentree Drive Ste 101, Dover, Delaware, 19904, USA
22	52, rue de la Victoire – TMF Pôle, 75009 Paris, France
23	Jorge Juan 30, 28001, Madrid, Spain
24	Rua Fidêncio Ramos, 302, Conjunto 114, Torre B, Bairro Vila Olímpia, 04551-010, São Paulo, Brazil
25	c/o TMF Corporate Services (Aust) Pty Limited, Level 11, 50 Queen Street, Melbourne, Victoria 3000, Australia
26	Suite 3601-3605, 36F, Shanghai International Center, Tower 2, No.8 Century Avenue, Pudong, Shanghai PRC, China.

*	As permitted by s479A of the Companies Act 2006, the Group has taken the advantage of the audit exemption in relation to the individual accounts of these companies.

All significant subsidiary undertakings have 31 December as their financial year ends and all the above companies have been included in the Group consolidation.

The Group also has a joint venture and an investment as disclosed in Note 6b.

Note 6b

Joint venture and associate and investments

Joint venture and associate

The joint venture and associate are accounted for using the equity method whereby the interest in the joint venture and associate is initially recorded at cost and adjusted thereafter for the post-acquisition change in the Group’s share of net assets less any impairment in the value of individual investments. The Group’s income statement includes the Group’s share of the profit or loss of the joint venture and associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities recognised at the date of acquisition is recognised as goodwill.

The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment.

Pazien Inc. (incorporated in the USA, registered office Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle, DE 18801. State of Delaware) is an innovative start-up creating products using transaction data to enable more intelligent routing, automated optimisation and reconciliation for Global eCom merchants. In 2017, the Group increased its shareholding in Pazien Inc. to 63.75% (2016: 58.0%). As we only own 50% of the voting rights we do not have control and so Pazien Inc. is accounted for as a joint venture using the equity method in the Group’s financial statements.

The table below sets out the aggregated amounts relating to the joint venture and associate:

	2017 £m	2016 £m
At 1 January	4.3	5.2
Additions	1.9	2.0
Share of loss	(1.0)	(1.5)
Reclassification to Investment	—	(2.7)
Foreign exchange (loss)/gain	(0.6)	1.3

At 31 December	4.6	4.3

Total assets	1.7	1.9
Total liabilities	(0.2)	—

Net assets	1.5	1.9

Group share of net asset	1.0	1.1

Joint venture and associate revenue	0.6	0.1
Loss for the year	(2.0)	(2.5)

Group share of joint venture and associate loss for the year	(1.0)	(1.5)

Note 6b

Joint venture and associate and investments (continued)

Blue Star Sports Holdings, Inc., formerly known as Spay, Inc., is a referral company specialising in the sports sector and was accounted for as an associate until an independent third party invested in this company in 2016. As a result, the Group’s shareholding was reduced to 6.5% from 25.0% and our ability to appoint two Board members was replaced with the entitlement to nominate an observer to the Board. The holding in Blue Star Sports Holdings, Inc. was therefore reclassified to an investment.

Investment

Investments are designated as held for fair value through profit and loss. Cost is used in the limited circumstances where an appropriate fair value cannot be estimated for unquoted security investments.

The table below sets out the aggregated amounts relating to investments:

	2017 £m	2016 £m
At 1 January	3.3	—
Additions	6.7	—
Disposals	(1.7)	—
Reclassification from Joint Venture and Associate	—	2.7
Foreign exchange gain	0.1	0.6

At 31 December	8.4	3.3

During the year an additional investment of £1.7 million was made in Blue Star Sports Holdings Inc. to avoid dilution of the Group’s holding. Subsequently, the Group then partially disposed of the investment realising cash of £9.0 million, reducing the investment from 6.5% to 1.47%, resulting in a gain of £7.5m. Tax of £2.8m was charged on the gain on disposal.

In addition, in September 2017, the Group purchased, for £5.0 million, a 9.5 percent interest in Featurespace Limited (which would be reduced to 7.5 percent upon the outstanding options and warrants being exercised), a leading machine learning fraud prevention company based in the UK.

At 31 December 2017, there is a £5.0m investment in Featurespace and £3.3m Blue Star Sports holdings Inc.

Section 7 – Other notes

This section includes disclosure on contingent liabilities and related parties.

Note 7a

Contingent liabilities

Contingent liabilities primarily comprise guarantees, letters of credit and other contingent liabilities, all of which arise in the Group’s ordinary course of business. They are disclosed when the associated outflow of economic benefits is considered possible. The Group’s maximum contractual exposure at 31 December 2017 was £60.5m (2016: £62.6m).

Note 7b

Related parties

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions, or one other party controls both. The definition includes subsidiaries, associates, joint ventures, the Directors and any other entities over which the Directors have significant influence.

The related party transactions between the joint venture, associate and Investment all arose in the normal course of business and are conducted on an arm’s length basis. A list of the Group’s subsidiaries is in Note 6a and details of the joint venture, associate and investment are in Note 6b.

There are no related party transactions with the Directors outside of their employment by the Group.

Key management

The Group’s policy is for its subsidiary undertakings to bear the costs of their full time staff. The Group also recharges subsidiaries for management fees which include an allocation of certain staff and administrative support costs.

Key management comprises the Directors of Worldpay Group Limited. The emoluments of the Directors are met by the Group.

Note 7c

Post balance sheet events

On 9 August 2017, the boards of Worldpay and Vantiv announced that they had reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Bidco (a subsidiary of Vantiv) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). As outlined in that announcement, the Merger was to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”).

On 16 January 2018, Worldpay and Vantiv announced that all the conditions set out in the scheme document dated 28 November 2017 had been satisfied or waived and, as such, on 16 January 2018, the Scheme became effective in accordance with its terms. This followed the court’s sanction of the Scheme at a court hearing held on 11 January 2018.

As a result of the Merger, the listing of Worldpay shares on the premium listing segment of the Official List and the admission to trading of Worldpay shares on the London Stock Exchange’s main market were suspended with effect from 7.30 am (London time) on 15 January 2018 and were cancelled with effect from 8.00 am on 16 January 2018. Worldpay Group plc was also re-registered as Worldpay Group Limited on the same day.

A special dividend of 4.2p per share was paid on 29 January 2018 to Worldpay shareholders who were on the register at the Scheme record date.

On 16 January 2018 100% of the shareholding in all US subsidiaries were sold for $1.6bn to Vantiv UK Limited, generating a profit of £1bn, the proceeds of which were then distributed through the group to Vantiv UK Limited.

The Facility 1 and both Facility 2 debt facilities were both repaid on 16 January 2018 and replaced with unsecured internal loan notes with repayment due in 2025 with interest accruing at 4.58%.